                                                                      EXHIBIT 11

                    CDW HOLDING CORPORATION AND SUBSIDIARIES

                 EXHIBIT 11--COMPUTATION OF EARNINGS PER SHARE
                    ($S IN THOUSANDS, EXCEPT PER SHARE DATA)

                           TEN-MONTH                          NINE-MONTH   NINE-MONTH
                          PERIOD ENDED YEAR ENDED YEAR ENDED PERIOD ENDED PERIOD ENDED
                            12/31/94    12/31/95   12/31/96    9/30/96      9/30/97
                          ------------ ---------- ---------- ------------ ------------
Income before
 extraordinary charge...    $ 3,605    $  25,130  $  32,462   $  22,766    $  26,607
Extraordinary charge,
 net of taxes...........        --         8,068        --          --           --
                            -------    ---------  ---------   ---------    ---------
Net income..............      3,605       17,062     32,462      22,766       26,607
Appreciation of
 redeemable common
 stock..................        817        7,640      7,127       5,345       16,088
                            -------    ---------  ---------   ---------    ---------
Earnings applicable to
 common stockholders....    $ 2,788    $   9,422  $  25,335   $  17,421    $  10,519
Weighted average common
 shares outstanding.....    970,637    1,000,735  1,015,238   1,014,161    1,021,138
Common share equivalents
 used in computing
 primary earnings per
 share..................      9,765       64,068    107,094     107,232      140,980
Common share equivalents
 used in computing fully
 diluted earnings per
 share..................     18,307       88,307    116,882     112,417      153,758
Weighted average common
 shares and common share
 equivalents used in
 computing primary
 earnings per share.....    980,402    1,064,803  1,122,332   1,121,393    1,162,118
Weighted average common
 shares and common share
 equivalents used in
 computing fully diluted
 earnings per share.....    988,944    1,089,042  1,132,120   1,126,578    1,174,896
Primary earnings per
 share:
 Income before
  extraordinary charge..      $2.84       $16.43     $22.57      $15.54        $9.05
 Extraordinary charge,
  net of taxes..........        --          7.58        --          --           --
                            -------    ---------  ---------   ---------    ---------
 Earnings applicable to
  common stockholders...      $2.84        $8.85     $22.57      $15.54        $9.05
Fully diluted earnings
 per share:
 Income before
  extraordinary charge..      $2.82       $16.06     $22.38      $15.46        $8.95
 Extraordinary charge,
  net of taxes..........        --          7.41        --          --           --
                            -------    ---------  ---------   ---------    ---------
                              $2.82        $8.65     $22.38      $15.46        $8.95